1998 AMENDED AND RESTATED TRUST AGREEMENT

                                       OF

                             PACIFIC CAPITAL BANCORP

                  VOLUNTARY EMPLOYEES' BENEFICIARY ASSOCIATION

                                December 30, 1998

                    1998 AMENDED AND RESTATED TRUST AGREEMENT

                                       OF

                             PACIFIC CAPITAL BANCORP

                  VOLUNTARY EMPLOYEES' BENEFICIARY ASSOCIATION

         THIS AMENDED AND RESTATED TRUST AGREEMENT (the "agreement") is made and entered into, effective on the date set forth below, by and between PACIFIC CAPITAL BANCORP, a California corporation, in its capacity as the sponsor of the Trust created in this Agreement ("Bancorp"), and SANTA BARBARA BANK & TRUST, a California corporation, in its capacity as Trustee of that Trust (the "Trustee"), with reference to the following facts:

         RECITALS:

         A. SANTA BARBARA BANK & TRUST, a California corporation (ASBBT"), (i) on December 29, 1992, executed a "Trust Agreement" and a "First Amendment to Trust Agreement" (together, the "Original Trust Agreement") in order to establish the terms and conditions on which the Trustee would act as trustee of a Trust holding contributions to pay the obligations of SBBT under that certain "Santa Barbara Bank & Trust Retiree Health Plan" (the "Plan"), and (ii) amended and restated that Prior Trust Agreement effective January 1, 1996, pursuant to that certain "Amended and Restated Trust Agreement" (the "First Restated Trust Agreement") (the Original Trust Agreement and the First Restated Trust Agreement together are referred to as the "Prior Trust Agreement").

         B. Effective December 30, 1998, (i) Pacific Capital Bancorp, a California corporation ("target"), was merged with and into Bancorp, (ii) Bancorp changed its name to "Pacific Capital Bancorp," and (iii) Bancorp became the sponsor of the Plan for the benefit of Bancorp and all of its subsidiary corporations.

         C. Bancorp and the Trust have agreed to execute this Agreement in order to reflect that Bancorp has become the sponsor of the Plan and the results of the Merger Transaction.

         AGREEMENTS:

         NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       CREATION OF TRUST

         1.1 Creation. Bancorp and the Trustee hereby confirm the establishment of the Trust as of December 29, 1992, and that Bancorp has become sponsor of the Trust as of December 30, 1998.

         1.2 Purpose and Interpretation. The purpose of the Trust is to pay the Post-Retirement Contribution toward the cost of Coverage pursuant to the terms of the Plan. This Agreement shall be interpreted, and the Trust shall be operated, in such manner as to ensure that the Trust qualifies as a VEBA satisfying the requirements of Section 501(c)(9) of the Code and all regulations promulgated thereunder, and the requirements of the Employee Retirement Income Security Act of 1976, as amended (AERISA").

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

2.       DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings indicated below:

         2.1 "affiliate" shall mean each corporation in which Bancorp owns all the outstanding capital stock.

         2.2 "Bancorp" means PACIFIC CAPITAL BANCORP, a California corporation formerly known as "Santa Barbara Bancorp."

         2.3 "code" means the Internal Revenue Code of 1986, as amended.

         2.4 "Coverage" means coverage under a Group Health Insurance Plan.

         2.5 "Covered Key Employees" means each person who (a) has been a "key employee," as that term is defined for purposes of Code Section 419A(d)(3), during any plan year under any plan previously maintained by Bancorp or SBBT to provide health insurance coverage to retired employees, (b) had terminated employment with SBBT prior to adoption of the predecessor Plan on December 29, 1992, and (c) as of that date satisfied the eligibility requirements set forth in Section 2.1.1A of the Plan (as then in effect).

         2.6 "Effective Date" means December 30, 1998.

         2.7 "Employee" means each person who is a common law employee of any Employer.

         2.8 "employer" means Bancorp and each Affiliate of Bancorp.

         2.9 "ERISA" means the Employee Retirement Income Security Act of 1976, as amended.

         2.10 "Group Health Insurance Plan" means, in each Plan Year, each group medical insurance plan and each group dental insurance plan under which any Employer offers medical or dental insurance coverage to Employees in such Plan Year.

         2.11 "Key Employee" means each Employee other than an Excluded Key Employee who, at any time during any Plan Year under this Plan or any plan year under any plan previously maintained by the Employer to provide health insurance coverage to retired employees, meets the requirements of Section 2.11.1, 2.11.2, 2.11.3, or 2.11.4, below:

                    2.11.1 Is an officer of the Employer having annual compensation greater than fifty percent (50.0%) of the limit on the amount of benefits payable under a defined benefit plan, as set forth in Code Section 415(b)(1)(A). For purposes of this Section 1.16.1, the term "officer" shall mean only those persons who have officer-type titles and exercise administrative executive authority, and the persons who qualify as "officers" under such definition shall be determined by the board of directors of the Employer or its designee;

                    2.11.2 Is one of the ten (10)  employees of the Employer who
(a) has annual  compensation  from the  Employer in an amount  greater  than the limitation on the maximum contributions which can be made to defined contribution plans under Code Section 415(c)(1)(A), and (b) owns (or by reason of the


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

constructive ownership rules of Code Section 318) is deemed to own the largest portions of the outstanding shares of the Employer's common capital stock.

                    2.11.3 Is an Employee of the Corporation who owns more than five percent (5.0%) of the outstanding capital stock of the Employer or capital stock possessing more than five percent (5.0%) of the total combined voting power of all capital stock of the Employer.

                    2.11.4 Is an Employee of the Corporation who both (a) owns more than one percent (1.0%) of the outstanding capital stock of the Employer, or owns capital stock of the Employer possessing more than one percent (1.0%) of the total combined voting power of all outstanding shares of the Employer's capital stock, and (b) receives from the Employer compensation of more than One Hundred Fifty Thousand Dollars ($150,000) per year.

         2.12 "participant" means each person who qualifies as a "participant" under the terms of the Plan.

         2.13 "plan" means the Pacific Capital Bancorp 1998 Amended and Restated Retiree Health Plan (for Non-Key Employees) adopted effective December 30, 1998, as amended from time to time.

         2.14 "Plan Administrator" means the person serving as the "Plan Administrator" of the Plan.

         2.15 "Plan Year" shall have the same meaning ascribed to such term in the Plan.

         2.16 "SBBT" means SANTA BARBARA BANK & TRUST, a California corporation.

         2.17 "trust" means the Trust established under this Agreement.

         2.18 "Trustee" means SBBT, and each additional or successor trustee serving as a trustee of the Trust.

         2.19 "Trust Fund" means all contributions made by Bancorp to the Trust, all earnings from the investment of such contributions, and all other assets acquired by the Trustee in its capacity as Trustee or otherwise held by the Trustee pursuant to this Agreement.

         2.20  "VEBA"  means  a  Voluntary  Employees'  Beneficiary  Association
satisfying  the  requirements  of  Section   501(c)(9)  of  the  Code,  and  the
regulations promulgated thereunder.

3.       CONTRIBUTIONS

         3.1 Receipt of Contributions. The Trustee shall receive such contributions as are paid to it in cash or in kind, from time to time, by Bancorp. Upon receipt, all such contributions, together with all income and other gains from such contributions, shall be held, invested, reinvested, and administered by the Trustee pursuant to the terms of this Agreement without distinction between principal and income.

         3.2 Limitation of Trustee Responsibility. The Trustee shall not be responsible for the calculation or collection of any contribution under the Plan, but rather shall be responsible only for such property as is actually received by the Trustee pursuant to this Agreement.

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

4.       POWERS OF TRUSTEE

         4.1 Investment of Funds. Pursuant to the Plan, Bancorp shall establish and implement a funding policy consistent with the purposes of the Plan and the requirements of law, and from time to time may direct the Trustee to exercise its investment discretion in such manner as Bancorp determines to be appropriate. Subject to such funding policy and periodic directions from Bancorp, the Trustee shall invest the funds held in Trust as follows:

                    4.1.1 Permitted Investments. The Trustee shall invest and reinvest the Trust Fund, without distinction between principal and income, in such securities or other property, real or personal, wherever situated, as the Trustee may deem advisable, including but not limited to stocks, common or preferred, bonds, and other evidences of indebtedness, and real estate or any interest therein. In making investments, the Trustee shall:

                           A. Consider,  among other factors, the short-term and
long-term needs of the Plan; and

                           B. Not be restricted to securities or other  property
of a character expressly authorized by applicable law for trust investments.

                    4.1.2 Employment of Custodian. The Trustee may employ a bank or trust company pursuant to the terms of its usual and customary bank agency agreement, under which the duties of such bank or trust company shall be of a custodial, clerical, and record-keeping nature.

                    4.1.3 Pooled Funds. From time to time the Trustee may transfer to a common, collective, or pooled trust fund maintained by any person serving as a corporate trustee hereunder all or such part of the assets held under this Agreement as the Trustee may deem advisable, and any such monies so transferred shall be subject to all the terms of provisions of the common, collective, or pooled trust fund which contemplate the commingling for investment purposes of such Trust assets with the assets of other trusts. The Trustee may, from time to time, withdraw from such common, collective, or pool trust fund all or any part of the monies so invested.

                    4.1.4 Life Insurance Policies. The Trustee may apply for, own, and pay premiums on life insurance policies insuring the lives of Participants.

         4.2 Other Powers. In addition to the powers expressly or impliedly granted to the Trustee in other provisions of this Agreement, the Trustee shall have the power:

                    4.2.1 Borrow. To borrow money upon such terms and conditions, at any time or times, and for such purposes of the Trust, as the Trustee may deem proper or desirable. For sums borrowed, the Trustee may issue promissory notes and secure the payment thereof by mortgaging or pledging all or any part of the assets of the Trust.

                    4.2.2 Real Estate. To buy, sell, and hold title to real estate and interests therein in the name of the Trustee or in the name of the Trustee's nominee. In accepting title to real estate, neither the Trustee nor the Trustee's nominee shall be held to have assumed the obligation to make payment of any encumbrances thereon from its personal assets, nor any responsibility as to the validity of the title conveyed


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

to or held by the Trustee's nominee. All conveyances executed and delivered by the Trustee or the Trustee's nominee shall be made without covenants or warranty, except as against the Trustee's own acts.

                    4.2.3 Voting. With respect to all stocks, bonds, and other securities held in the Trust, (a) to exercise all voting rights with respect to such securities; (b) to give general and special powers of attorney without power of substitution in order to exercise such voting rights; (c) to exercise any conversion privileges, subscription rights or other options and to make any payments incidental thereto; (d) to consent to or otherwise participate in corporate reorganizations and other changes affecting corporate securities held by the Trust; (e) to delegate discretionary powers and to pay any assessments or charges in connection therewith; and (f) generally to exercise any of the rights and powers otherwise exercisable by any other owner of such securities.

                    4.2.4 Prosecute and Defend Claims. To sue and defend in any suit or legal proceedings by or against the Trust. The Trustee shall have full power in the Trustee's discretion to compromise and adjust all claims and demands in favor of or against the Trust upon such terms as the Trustee may deem appropriate. In the administration of the Trust, the Trustee shall not be obligated to take any action which may subject the Trustee to any expense or liability unless the Trustee is first indemnified to the satisfaction of the Trustee for all expenses and liabilities, including attorneys' fees, which the Trustee may incur in connection with such action.

                    4.2.5 Nominee. To register in the name of the Trustee or the Trustee's nominee any investment held by the Trust and to hold any investment in bearer form; provided, however, (a) the books and records of the Trustee at all times shall show that all such investments are part of the Trust Fund, and (b) such form of registration or holding shall neither increase nor decrease the liability of the Trustee.

                    4.2.6 Employment of Agents. To employ such agents, attorneys-in-fact, experts, and investment and legal counsel, including any firm or corporation with which the Trustee may be associated as a partner, director, stockholder, or otherwise, and to delegate discretionary powers to or rely upon information or advice furnished by, such agents, attorneys-in-fact, experts, or counsel.

                    4.2.7 Execution of Instruments. To make, execute and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers granted in this Agreement.

                    4.2.8 Necessary Acts. To do all acts, whether or not expressly authorized in this Agreement, which may be necessary or proper for the protection of the Trust Fund or for the carrying out of any duty under the Plan or this Agreement.

5.       ADMINISTRATION OF TRUST

         5.1 Standard of Care. The Trustee shall discharge its duties under this Agreement (a) in a manner which satisfies the duties imposed upon "fiduciaries" by ERISA, and (b) subject to such duties, (1) in the best interests of Participants, (2) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, and (3) by diversifying the investments of the Trust so as to minimize the risk of large losses, unless under the circumstances it is clearly not prudent to do so.

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         5.2 Accounts  and  Records.  The Trustee  shall  maintain  accurate and detailed accounts of all investments, receipts, disbursements, and other transactions under this Agreement, and all such accounts and other records relating thereto shall be open to inspection and audit at all reasonable times by Bancorp and any person designated by Bancorp.

                    5.2.1 Exclusion of Key Employees. Except for Covered Key Employees, Bancorp and the Trustee acknowledge and agree that (a) under the terms of the Plan, no Key Employee is entitled to receive Coverage or any other benefits under the Plan or this VEBA; and (b) the Trustee shall not make any payment from the Trust to or for the benefit of any Key Employee. With respect to the Covered Key Employees, the Trustee at all times shall comply fully with the requirements of Code Section 419A(d) (regarding the maintenance of separate accounts for "key employees," as that term is defined in Code Section 419A(c)(3)) and any other provision of the Code requiring that contributions to the Trust and benefits paid by the Trust with respect to "key employees" (as that term is defined in Code Section 419A(c)(3)) be separately accounted for or subject to other special restrictions.

                    5.2.2 Annual Accounting. Within sixty (60) days after the end of each Plan Year, the Trustee shall furnish the Plan Administrator a written statement of account setting forth all receipts and disbursements during such Plan Year. The Plan Administrator shall acknowledge in writing receipt of such statement, and shall advise the Trustee of its approval or disapproval of the statement. If, within sixty (60) days after receiving such statement, the Plan Administrator fails to disapprove the statement, then such statement shall be deemed approved. The actual or deemed approval of the statement of account by the Plan Administrator shall serve to release and discharge the Trustee from any liability or accountability to the Plan Administrator with respect to the propriety of the Trustee's acts or transactions shown on the statement of account, except with respect to any acts or transactions as to which the Plan Administrator shall file written objections with the Trustee within such 60-day time period.

         5.3 Exempt Function Income. Prior to filing the Trust's annual income tax return for each taxable year, the Trustee shall designate that portion of the Trust's income for such year as qualifies as "exempt function income" (as such term is defined in Section 512(a)(3) of the Code). All such exempt function income shall be segregated from the general assets of the Trust, accounted for separately on the Trust's books and records, and used solely for the payment of the cost of Coverage and those reasonable costs of administering the Trust which are directly connected with the payment of the cost of the Coverage.

         5.4 Payment of Benefits. Subject to Sections 5.2.1 and 8 hereof, the Trustee shall apply the assets of the Trust to pay the Post Retirement Contribution toward the cost of Coverage for Participants (as required by the Plan) at such times, in such amounts, and to such persons, as the Plan Administrator designates.

         5.5 Expenses of Administration. Subject to Section 8.3, below, (a) the Trustee's compensation, if any, shall be fixed from time to time by agreement with Bancorp, provided, no such compensation shall be paid if the payment or receipt of such funds would constitute a "prohibited transaction" under the Code or ERISA; and (b) the Trustee shall be entitled to be reimbursed, by Bancorp or from the Trust Fund, for its reasonable expenses.

6.       RESIGNATION, REMOVAL AND SUCCESSION OF TRUSTEE

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         6.1 Resignation or Removal. Bancorp may remove the Trustee at any time, without cause, by delivering a written notice of removal to the Trustee. The Trustee may resign as a trustee under this Agreement by delivering to Bancorp a written notice of resignation. Any such removal or resignation shall be effective on the later of (a) the date specified in the notice of removal or resignation, or (b) the fifteenth (15th) day after the delivery of such notice.

         6.2 Successor Trustee. Upon the removal, resignation, death, or inability of any Trustee to serve under this Agreement, a successor shall be appointed (a) by Bancorp, or (b) if Bancorp does not then exist or is in bankruptcy proceedings or its assets are being managed by a receiver, then by a majority of the Participants then having an interest in the Trust. Upon accepting appointment as a successor Trustee, the successor Trustee shall be vested with the same powers, duties, privileges, and immunities that such Trustee would have possessed if it originally had been named as the initial trustee in this Agreement. Upon acceptance of such appointment by the successor Trustee, each Trustee who shall have resigned or been removed shall assign, transfer, and pay over to the successor Trustee all funds and properties of the Trust.

         6.3 Report by Trustee. Within sixty (60) days after resigning or being removed, the Trustee who has so resigned or been removed shall furnish to the Plan Administrator a written statement of account with respect to the portion of the Plan Year for which the Trustee has served. Upon receipt of such statement, the Plan Administrator shall acknowledge receipt thereof in writing and shall advise the Trustee whether the Plan Administrator approves or disapproves such statement. If the Plan Administrator fails to approve any such statement of account within sixty (60) days after receiving the statement, then such statement shall be deemed to be approved. The actual or deemed approval of any such statement shall serve to release and discharge such Trustee from any liability or accountability to Bancorp with respect to the propriety of the Trustee's acts or transactions as shown in the statement of account.

         6.4 Waiver of Notice. The Trustee and Bancorp may, by mutual agreement, waive any required advance notice of resignation or removal set forth in Section
6.1 above.

7.       AMENDMENT AND TERMINATION OF AGREEMENT

         Subject to the prohibitions set forth in Section 8, below:

         7.1 Amendment. This Agreement may be amended at any time, in whole or in part, by a written instrument executed by Bancorp and the Trustee.

         7.2 Termination. This Agreement may be terminated at any time by Bancorp. Upon such termination, the assets of the Trust shall be applied in the manner directed by the Plan Administrator.

8.       PROHIBITION AGAINST DISCRIMINATION, REVERSION OR INUREMENT

         Notwithstanding any other provision of this Agreement to the contrary:

         8.1 Discrimination. The assets of the Trust shall be applied in a manner which satisfies the nondiscrimination requirements of Section 505 of the Code;

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

         8.2 Exclusive Benefit. The assets of the Trust at all times shall be applied and invested for the exclusive purpose of paying the Post-Retirement Contribution toward the cost of Coverage under the Plan and the reasonable costs of administering the Trust;

         8.3 Prohibited Reversion and Inurement. Except to the extent Bancorp may make a good faith mathematical or other computational error in determining the amount of its contribution in any Plan Year and except as otherwise provided in Section 9.1, below, under no circumstances shall any assets or net earnings of the Trust, either during the existence of the Trust or at the termination thereof:

                    8.3.1 Reversion. Revert to Bancorp or be applied to or from the benefit of Bancorp (except to the extent the Trust Fund is applied to pay the cost of Coverage pursuant to the Plan); or;

                    8.3.2 Inurement. Otherwise be paid to, or inure to the benefit of, any private individual, shareholder or other person, except through the payment of the cost of Coverage pursuant to the Plan and the costs of administering the Trust.

9.       MISCELLANEOUS

         9.1 Qualification and Initial Contribution. Bancorp and the Trustee shall cooperate in preparing and submitting to the Internal Revenue Service all documents that may be necessary to obtain from the Internal Revenue Service a letter determining that the Trust, in operation with the Plan, constitutes a VEBA and is exempt from federal income taxes under Section 501(a) of the Code.

                    9.1.1 Amendment. Bancorp and the Trustee shall execute any amendment to this Agreement that may be necessary to obtain such determination letter, and any such amendment shall have retroactive effect to the extent necessary to ensure the qualification of the Trust as a tax-exempt VEBA as of the effective date of this Agreement.

                    9.1.2 Contributions. Bancorp and the Trustee acknowledge and agree that all contributions made by Bancorp to the Trust are made on condition that such contributions are deductible by Bancorp under Section 419 of the Code. If a deduction is not allowable under that Section for any portion of any such contribution for the taxable year of Bancorp with respect to which a contribution is made, then the non-deductible portion of such contribution shall be returned to Bancorp if Bancorp demands such portion within one year following
(a) the last day of Bancorp's taxable year with respect to which such contribution was made, or (b) if later, the date on which the Internal Revenue Service disallows a deduction for all or any portion of such contribution; provided, no portion of the earnings on such excess contribution may be returned to the Bank, and any losses attributable to such excess contribution shall reduce the amount which otherwise would have been returned to Bancorp under this
Section 9.1.2.

         9.2 No Employment Rights. Neither the adoption and maintenance of this Agreement, nor any express or implicit provision of this Agreement, shall be deemed:

                    9.2.1  Contract.   To  constitute  a  contract  between  any
Employer and any other person, or to be a consideration for or an inducement or condition of, the employment of any person;

                    9.2.2 Right. To give any person the right to be retained in the employ of any Employer;

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

                    9.2.3 Discharge. To interfere with the right of any Employer to discharge any Employee at any time; or

                    9.2.4 Continuing Employment. To give any Employer the right to require an Employee to remain in the employ of any Employer, or to interfere with an Employee's right to terminate employment with any Employer at any time.

         9.3 Interpretation. As used in this Agreement, the masculine, feminine, and neuter gender and the singular and plural numbers each shall be deemed to include the other whenever the context so indicates or requires. The captions to the Sections of this Agreement are only for reference purposes, and shall not affect in any way the meaning or interpretation of this Plan. Any capitalized term which is set forth in this Agreement and not defined herein shall have the meaning ascribed to such term in the Plan.

         9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of California, in a manner consistent with the requirements of the Code applicable to tax-exempt VEBAs and the requirements of ERISA applicable to welfare benefit plans and the fiduciaries of such plans.

         9.5 Effective Date. The effective date of this Agreement shall be December 30, 1998.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective on the Effective Date set forth above.

"BANCORP"                                "TRUSTEE:"
---------                                ----------

PACIFIC CAPITAL BANCORP, a California    SANTA BARBARA BANK & TRUST, a
corporation                              California corporation


By ___________________________________   By __________________________________
  Name:                                    Name:
  Title:                                   Title:






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